March 24, 2014

CERTIFICATE OF TABULATION

SouthernSun

Re: SouthernSun U.S. Equity Fund

We hereby certify that, as of close of business on January 27, 2014 the records supplied to us show 26,724,002.4730 shares of SouthernSun U.S. Equity Fund in respect to the Meeting of Shareholders of said fund to be held on March 24, 2014.

D.F. King & Co., Inc. has tabulated 16,985,051.1910 shares, which is 63.557% of the outstanding shares. A breakdown of the vote, by proposal, is attached.

At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.

Sincerely,

D.F. King & Co., Inc.

Enrique Negron

Enclosures

SHAREHOLDER RESPONSE SUMMARY REPORT March 24, 2014 Northern Lights Fund Trust SouthernSun U.S. Equity Fund	Page: 1

	No. of Shares	% of Outstanding Shares	% of Shares Present

1.      To approve an Agreement and Plan of Reorganization (as the same may be amended from time to time), which provides for the acquisition of the assets and assumption of the liabilities of Existing SouthernSun U.S. Equity Fund in exchange for shares of SouthernSun U.S. Equity Fund, a series of Managers AMG Funds. A vote in favor of the Agreement and Plan of Reorganization will also constitute a vote in favor of the liquidation and dissolution of Existing SouthernSun U.S. Equity Fund in connection with the reorganization.

Affirmative	16,938,101.1910	63.381%	99.724%
Against	25,359.0000	.095%	.149%
Abstain	21,591.0000	.081%	.127%
TOTAL	16,985,051.1910	63.557%	100.000%

SHAREHOLDER RESPONSE SUMMARY REPORT March 24, 2014 Northern Lights Fund Trust SouthernSun U.S. Equity Fund	Page: 2

	No. of Shares		% of Outstanding Shares	% of Shares Present
** FUND TOTALS:	SHARES
RECORD TOTAL:	26,724,002.4730
SHARES VOTED:	16,985,051.1910
PERCENT PRESENT:	63.55	7%

March 24, 2014

CERTIFICATE OF TABULATION

SouthernSun

Re: SouthernSun Small Cap Fund

We hereby certify that, as of close of business on January 27, 2014 the records supplied to us show 28,022,366.4120 shares of SouthernSun Small Cap Fund in respect to the Meeting of Shareholders of said fund to be held on March 24, 2014.

D.F. King & Co., Inc. has tabulated 15,900,092.9910 shares, which is 56.741% of the outstanding shares. A breakdown of the vote, by proposal, is attached.

At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.

Sincerely,

D.F. King & Co., Inc.

Enrique Negron

Enclosures

SHAREHOLDER RESPONSE SUMMARY REPORT March 24, 2014 Northern Lights Fund Trust SouthernSun Small Cap Fund	Page: 1

	No. of Shares	% of Outstanding Shares	% of Shares Present

1.      To approve an Agreement and Plan of Reorganization (as the same may be amended from time to time), which provides for the acquisition of the assets and assumption of the liabilities of Existing SouthernSun Small Cap Fund in exchange for shares of SouthernSun Small Cap Fund, a series of Managers AMG Funds. A vote in favor of the Agreement and Plan of Reorganization will also constitute a vote in favor of the liquidation and dissolution of Existing SouthernSun Small Cap Fund in connection with the reorganization.

Affirmative	15,226,745.1400	54.338%	95.765%
Against	348,983.4490	1.245%	2.195%
Abstain	324,364.4020	1.158%	2.040%
TOTAL	15,900,092.9910	56.741%	100.000%

SHAREHOLDER RESPONSE SUMMARY REPORT March 24, 2014 Northern Lights Fund Trust SouthernSun Small Cap Fund	Page: 2

	No. of Shares	% of Outstanding Shares	% of Shares Present
** FUND TOTALS:	SHARES
RECORD TOTAL:	28,022,366.4120
SHARES VOTED:	15,900,092.9910
PERCENT PRESENT:	56.741%